Exhibit 10.42

THIRD AMENDMENT TO COMMON STOCK PURCHASE WARRANT

THIS THIRD AMENDMENT TO COMMON STOCK PURCHASE WARRANT (the “Amendment”), dated as of November 19, 2014 (the “Effective Date”), is entered into by and between Infinity Energy Resources, Inc., a Delaware corporation (the “Company”) and SKM Partnership, Ltd., a Texas limited partnership (the “Holder”).

WHEREAS, the Company issued to Holder that certain Common Stock Purchase Warrant, dated December 27, 2013, as amended by that certain First Amendment to Common Stock Purchase Warrant, dated March 7, 2014 and that certain Second Amendment to Common Stock Purchase Warrant, dated May 9, 2014 (the “Warrant”); and

WHEREAS, the Company and the Holder desire to reflect the extension of the maturity date made to that certain 8% Promissory Note issued by the Company in favor of the Holder on December 27, 2013, as amended by that certain First Amendment to Promissory Note, dated March 7, 2014, and that certain Second Amendment to Promissory Note, dated May 9, 2014, pursuant to that certain Third Amendment to Promissory Note, dated even herewith; and

WHEREAS, effective even herewith, the parties have entered into that certain Loan Extension Agreement to document certain agreements and understandings made between them related to the subject matter of this Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by each party hereto as follows:

1.	Amendment to Initial Exercise Price. It is hereby agreed and understood that the amount “$1.50” wherever it appears on the first page of the Warrant is hereby deleted and replaced with the amount of “$1.00”. In addition to the foregoing, the preamble of the Warrant shall be amended by deleting the phrase “at a price of One Dollar Fifty Cents ($1.50) per Share” where it appears therein, and replacing it with the phrase “at a price of One Dollar ($1.00) per Share”.

2.	Amendment to Section 1.1 of the Warrant. It is hereby agreed and understood that Section 1.1 of the Warrant shall be amended as follows: By deleting the following phrase: “three hundred forty-five (345) days from the issuance of this Warrant (i.e., December 7, 2014)” where it appears in Section 1.1 of the Warrant, and replacing it with the following phrase: “four hundred sixty-six (466) days from the issuance of this Warrant (i.e., April 7, 2015”)”.

3.	Amendment to Section 2.1 of the Warrant. It is hereby agreed and understood that Section 2.1 of the Warrant shall be amended as follows: By deleting the following phrase: “on or before the three hundred forty-fifth (345th) day of the issuance of this Warrant” where it appears in Section 2.1 of the Warrant, and replacing it with the following phrase: “on or before the four hundred sixty-sixth (466th) day of the issuance of this Warrant”.

4.	No Other Amendments. Except as expressly amended and modified by this Amendment, the Warrant is and shall continue to be in full force and effect in accordance with the terms thereof.

5.	Counterparts. This Amendment may be executed by the parties hereto in counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.	Governing Law. The Amendment shall be construed in accordance and governed by the internal laws of the state of Texas.

7.	Headings. The headings contained in this Amendment are for ease of reference only and shall not be considered in construing this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Common Stock Purchase Warrant to be duly executed as of the Effective Date.

COMPANY:

INFINITY ENERGY RESOURCES, INC.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Its:	President and Chief Executive Officer

SKM PARTNERSHIP, LTD.

BY	SKM MANAGEMENT, LLC
ITS	GENERAL PARTNER

By:	/s/ Scott D. Martin
Name:	Scott D. Martin
Its:	Manager of its General Partner